Exhibit 99.1

NEWS RELEASE

May 1, 2017
Noble Midstream Partners Reports First Quarter 2017 Results and Increases Guidance
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) ("Noble Midstream" or the "Partnership") today reported first quarter 2017 financial and operational results and provided 2017 guidance updates.
First Quarter Results include:

•	Record oil and gas gathering volumes in March of 66.5 thousand barrels of oil equivalent per day (MBoe/d), averaging 63.0 MBoe/d for the first quarter

•	Net Income of $35 million, or $24 million attributable to the Partnership

•	Net Cash Provided by Operating Activities of $32 million

•	EBITDA[1] of $37 million, or $26 million attributable to the Partnership

•	Increased the Partnership’s distribution to $0.4108 per unit, a 4.7% increase from the first full quarter distribution and a 9.5% increase over the minimum quarterly cash distribution

•	Distributable Cash Flow ("DCF")[1] attributable to the Partnership of $24 million, resulting in DCF coverage of 1.8x on an as-declared basis
Second Quarter and Updated Full Year 2017 Guidance:

•	Oil and gas gathering volumes of 65 - 70 MBoe/d in the second quarter

•	Second quarter EBITDA[1] of $33 - $36 million, or $25 - $28 million attributable to the Partnership

•	DCF[1] coverage estimated at 1.6x - 1.8x in the second quarter

•	Increased full year 2017 EBITDA[1] to $146 - $162 million, or $110 - $122 million attributable to the Partnership

•	Increased full year 2017 capital budget attributable to the Partnership to $185 - $205 million to construct additional Delaware Basin facilities and infrastructure on newly dedicated acreage
Other Highlights and Recent Developments:

•
Increased Delaware Basin acreage dedication by approximately 64,000 net acres for crude oil and produced water gathering, while also adding gas gathering on substantially all of the now approximately 111,000 net acres dedicated in the Delaware Basin

•	Closed on the Delaware Basin Advantage crude oil pipeline acquisition on April 3, 2017

•	Commenced fresh water delivery to Noble Midstream’s first DJ Basin third party customer in early April, ahead of oil and produced water gathering, which are on schedule for third quarter start up
“While delivering strong operational and financial results in the first quarter, we continue to expand and enhance our portfolio and extend our top tier growth capabilities,” stated Terry R. Gerhart, Chief Executive Officer of Noble Midstream. “We remain focused on executing our significant growth projects, and look to carry our momentum into the second quarter and remainder of 2017.”

1 EBITDA and DCF are not Generally Accepted Accounting Principles ("GAAP") measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

Unless otherwise noted herein, all results included in this release reflect the results of our predecessor for accounting purposes, for periods prior to the closing of our initial public offering ("IPO") on September 20, 2016, as well as the results of our Partnership, for the period subsequent to the closing of the IPO. We refer to certain results as “attributable to the Partnership,” which excludes the non-controlling interests in the development companies ("DevCos") retained by Noble Energy, Inc. ("Noble Energy"). We believe the results “attributable to the Partnership” provide the best representation of the ongoing operations form which our unitholders will benefit.
First Quarter 2017 Results
Oil and gas gathered volume averaged 63 MBoe/d in the first quarter, in line with the first quarter guidance. March volumes established a new monthly record of 66.5 MBoe/d as production from wells using higher proppant concentrations continue to significantly outperform type curves. Noble Energy wells in the DJ Basin using higher proppant concentrations continue to outperform type curve by more than 50%.
In the first quarter, average fresh water per well was 217 thousand barrels of water ("MBw") per equivalent well. Fresh water per day averaged 129 MBw/d in the quarter, 18% above the guidance range. The decreased fresh water per well average was driven by Noble Energy's activity on federal leases in East Pony, which were permitted in 2015 for lower water volumes. This impact was partially offset by Noble Energy's continued use of enhanced completions in Wells Ranch. Contributing to the strong fresh water daily volume, Noble Midstream delivered a significant amount of fresh water in the first quarter to a Noble Energy pad in Wells Ranch utilizing high intensity completions, although many of the wells are expected to finalize completion in the second quarter.
Produced water gathered volume for the quarter averaged 9 MBw per day (MBw/d), slightly below the guidance range. A Noble Energy pad in Wells Ranch utilizing enhanced completions experienced temporary produced water constraints, impacting first quarter volumes by approximately 2 MBw/d.
In the quarter, 31 equivalent wells, normalized to 4,500 lateral feet, were connected into the gathering systems, and 47 equivalent wells were completed.
First quarter revenues were $50 million, comprised of $30 million in revenues from the gathering segment and $20 million in revenue from the fresh water delivery segment. Total operating expenses were $17 million, which included $11 million in direct operating expense, resulting in operating income of $34 million in the first quarter, an increase of 57% from the prior year quarter. First quarter investment income of $1 million represents the Partnership’s minority ownership in White Cliffs Pipeline LLC.
Net income for the quarter was $35 million, or $24 million attributable to the Partnership, or $0.77 per limited partner unit. Net cash provided by operating activities was $32 million in the first quarter.
EBITDA was $37 million in the first quarter, an increase of 50% increase over the prior year quarter, or $26 million attributable to the Partnership. EBITDA attributable to the Partnership, excluding fresh water, was $17 million in the first quarter. Attributable to the Partnership in the first quarter, cash interest expense was $0.2 million and maintenance capital expenditures totaled $2.1 million, resulting in DCF of $24 million and a DCF coverage ratio of 1.8x.

Capital expenditures in the first quarter totaled $77 million, or $60 million attributable to the Partnership, including the following:

•
$39 million in the Laramie River DevCo ($39 million, net) primarily on crude oil, produced water and fresh water infrastructure buildout for a third party customer in the DJ Basin. Fresh water delivery began in April with crude oil and produced water gathering infrastructure anticipated to be operational early in the third quarter of 2017

•	$17 million in the Blanco River DevCo ($4 million, net) on the first central gathering facility for Noble Energy in the Delaware Basin, on schedule for startup in the second quarter of 2017

•	$10 million in the Colorado River DevCo ($8 million, net) primarily on Noble Energy well connections in East Pony and Wells Ranch

•
$7 million in the Trinity River DevCo ($7 million, net) primarily on long-lead items for Noble Midstream's 15-mile pipeline connecting the first central gathering facility to the Advantage oil pipeline

Recent Developments
On April 3, 2017, Noble Midstream and Plains All American, L.P. ("Plains"), through a 50/50 joint venture, completed the acquisition of Advantage Pipeline, L.L.C. Noble Midstream now operates the Advantage system and has begun focusing on third party customers as well as the tie in to the Partnership’s first Delaware Basin central gathering facility, which is expected in the second quarter.
Also in the Delaware Basin, as previously announced, upon close of Noble Energy’s acquisition of Clayton Williams Energy, Inc., approximately 64,000 net acres in Reeves County, Texas, was dedicated to Noble Midstream’s Blanco River DevCo for infield crude oil, produced water and natural gas gathering. Noble Midstream has a right of first refusal on the remaining acreage acquired by Noble Energy.
Additionally, infield natural gas gathering has been added to the existing crude oil and produced water gathering dedication on substantially all of Noble Energy’s 47,000 legacy Delaware Basin net acres.
In the DJ Basin, the Partnership began delivering fresh water to its first third party customer early in the second quarter, while crude transmission and produced water are under construction and remain on schedule for startup in the third quarter.
Liquidity
As of March 31, 2017, the Partnership had $39 million in cash on hand and an undrawn $350 million unsecured revolving credit facility. To date, Noble Midstream has drawn $60 million on its credit facility, with $50 million attributable to its acquisition of the 50% interest in the Advantage pipeline system.
First Quarter Distribution
On April 27, 2017, the Board of Directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a first quarter cash distribution of $0.4108 per unit. This distribution represents a 4.7% increase above the prior quarter distribution of $0.3925 and is the second consecutive quarterly distribution increase. The distribution is payable on May 15, 2017, to unitholders as of May 8, 2017.

Updated Guidance
Capital budget guidance, excluding acquisitions, attributable to the Partnership has increased to $185 - $205 million for the full year 2017 to include infrastructure supporting the additional dedications in the Delaware Basin.
Noble Midstream has two additional central gathering facilities in its 2017 capital budget to support the planned development on the recently dedicated acreage from the Clayton Williams Energy acquisition. The two facilities are scheduled to become operational in the first half of 2018.
The Partnership’s first central gathering facility remains on schedule for startup in June. The facility will have an initial capacity of 10 thousand barrels of crude oil per day, 15 thousand barrels of produced water per day, and 20 million cubic feet of natural gas per day to support the recently announced gas gathering dedication. The facility will be expanded to 30 thousand barrels of crude oil per day in the first half of 2018.
A second central gathering facility on Noble Energy’s legacy Delaware Basin acreage remains on schedule to become operational in the fourth quarter of 2017.
Ahead of the startup of projects driving second half volume growth, the Partnership expects second quarter oil and gas gathered volumes of 65 - 70 MBoe/d, representing approximately 7% growth from the first quarter due to throughput growth on existing infrastructure in the DJ Basin.
Further details with respect to the first quarter results and updated guidance can be found in the supplemental presentation on the Partnership’s website www.nblmidstream.com.

Full Year 2017 Guidance
	Updated Guidance	Prior Guidance
Gross Volumes
Crude Oil Gathered (MBbl/d)	53 - 60	52 - 59
Natural Gas Gathered (MMcf/d)	126 - 132	118 - 127
Crude Oil and Natural Gas Gathered (MBoe/d)	74 - 82	72 - 80

Attributable to the Partnership ($ in millions)
EBITDA[1]	$110 - $122	$108 - $120
Distributable Cash Flow[1]	$96 - $107	$93 - $105
Capital Expenditures	$185 - $205	$155 - $175

1 EBITDA and DCF are not Generally Accepted Accounting Principles ("GAAP") measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

Conference Call
Noble Midstream will host a webcast and conference call tomorrow at 1:00 p.m. Central Time to discuss first quarter 2017 operational and financial results and updated 2017 guidance. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 8776730. A replay of the conference call will be available on the 'Investors' page of the Partnership's website.
About Noble Midstream Partners
Noble Midstream Partners LP is a growth-oriented master limited partnership formed by Noble Energy, Inc., to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, Noble Energy’s ability to meet its drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Chris Hickman
VP, Investor Relations
(281) 943-1622
chris.hickman@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Affiliate Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended March 31,
	2017	2016
Colorado River DevCo
Crude Oil Gathering Volumes (Bbl/d)	44,235	50,096
Natural Gas Gathering Volumes (MMBtu/d)	146,430	99,752
Produced Water Gathering Volumes (Bbl/d)	9,052	10,282
Fresh Water Delivery Volumes (Bbl/d)	73,825	43,583
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$36,211	$28,368

San Juan River DevCo
Fresh Water Delivery Volumes (Bbl/d)	55,648	—
Fresh Water Delivery Revenues — Affiliate (in thousands)	$12,517	$58

Green River DevCo
Fresh Water Delivery Volumes (Bbl/d)	—	14,819
Fresh Water Delivery Revenues — Affiliate (in thousands)	$—	$2,023

Total Gathering Systems
Crude Oil Gathering Volumes (Bbl/d)	44,235	50,096
Natural Gas Gathering Volumes (MMBtu/d)	146,430	99,752
Produced Water Gathering Volumes (Bbl/d)	9,052	10,282
Gathering Revenues — Affiliate (in thousands)	$28,409	$21,574

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	129,473	58,402
Fresh Water Delivery Revenues — Affiliate (in thousands)	$20,319	$8,875

Schedule 2
Noble Midstream Partners LP
Consolidated Statements of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues: Midstream Services — Affiliate
Crude Oil, Natural Gas and Produced Water Gathering	$28,409	$21,574
Fresh Water Delivery	20,319	8,875
Crude Oil Treating	1,267	1,275
Other	319	399
Revenues: Midstream Services — Affiliate	50,314	32,123
Costs and Expenses
Direct Operating	11,401	5,888
Depreciation and Amortization	2,449	2,144
General and Administrative	2,742	2,654
Total Operating Expenses	16,592	10,686
Operating Income	33,722	21,437
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	267	910
Investment Income	(1,065)	(1,293)
Total Other (Income) Expense	(798)	(383)
Income Before Income Taxes	34,520	21,820
Income Tax Provision	—	8,310
Net Income and Comprehensive Income	34,520	$13,510
Less: Net Income Attributable to Noncontrolling Interests	10,178
Net Income Attributable to Noble Midstream Partners LP	$24,342

Net Income Attributable to Noble Midstream Partners LP Per Limited Partner Unit — Basic and Diluted
Common Units	$0.77
Subordinated Units	$0.77

Weighted Average Limited Partner Units Outstanding — Basic
Common Units — Public	14,375
Common Units — Noble	1,528
Subordinated Units — Noble	15,903

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units — Public	14,381
Common Units — Noble	1,528
Subordinated Units — Noble	15,903

EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	$26,374

Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$24,098

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$38,859	$57,421
Accounts Receivable — Affiliate	21,209	19,191
Other Current Assets	263	380
Total Current Assets	60,331	76,992
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	386,756	311,045
Less: Accumulated Depreciation and Amortization	(34,018)	(31,642)
Total Property, Plant and Equipment, Net	352,738	279,403
Investments	12,392	11,151
Deferred Charges	1,717	1,813
Total Assets	$427,178	$369,359
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$740	$1,452
Accounts Payable — Trade	55,548	12,501
Current Portion of Capital Lease	4,060	4,786
Other Current Liabilities	2,399	1,617
Total Current Liabilities	62,747	20,356
Asset Retirement Obligations	5,486	5,415
Other Long-Term Liabilities	659	683
Total Liabilities	68,892	26,454
EQUITY
Partners' Equity
Limited Partner
Common Units — Public (14,375 units outstanding as of March 31, 2017 and December 31, 2016)	316,772	311,872
Common Units — Noble (1,528 units outstanding as of March 31, 2017 and December 31, 2016)	(3,027)	(3,534)
Subordinated Units — Noble (15,903 units outstanding as of March 31, 2017 and December 31, 2016)	(31,519)	(36,799)
Noncontrolling Interests	76,060	71,366
Total Equity	358,286	342,905
Total Liabilities and Equity	$427,178	$369,359

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include EBITDA and Distributable Cash Flow, both of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to its nearest comparable GAAP measure.

We define EBITDA as net income before income taxes, net interest expense, depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We define Distributable Cash Flow as EBITDA less estimated maintenance capital expenditures. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period.

We believe that the presentation of EBITDA and Distributable Cash Flow provide information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and Distributable Cash Flow are net income and net cash provided by operating activities. EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Distributable Cash Flow exclude some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, EBITDA and Distributable Cash Flow as presented below may not be comparable to similarly titled measures of other companies.

EBITDA and Distributable Cash Flow should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended March 31,
	2017	2016
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$34,520	$13,510
Add:
Depreciation and Amortization	2,449	2,144
Interest Expense, Net of Amount Capitalized	267	910
Income Tax Provision	—	8,310
EBITDA (Non-GAAP)	37,236	$24,874
Less:
EBITDA Attributable to Noncontrolling Interests	10,862
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	26,374
Less:
Cash Interest Paid	175
Maintenance Capital Expenditures	2,101
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$24,098
Distributions (Declared)	$13,066
Distribution Coverage Ratio (Declared)	1.8

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended March 31,
	2017	2016
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$32,225	$14,599
Add:
Interest Expense, Net of Amount Capitalized	267	910
Changes in Operating Assets and Liabilities	4,966	5,123
Change in Income Tax Payable	—	4,153
Stock Based Compensation and Other	(222)	89
EBITDA (Non-GAAP)	37,236	$24,874
Less:
EBITDA Attributable to Noncontrolling Interests	10,862
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	26,374
Less:
Cash Interest Paid	175
Maintenance Capital Expenditures	2,101
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$24,098
Distributions (Declared)	$13,066
Distribution Coverage Ratio (Declared)	1.8

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2017 GAAP Guidance to 2017 Non-GAAP Guidance
(in millions, unaudited)

2017 Guidance
	2Q	Full Year
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$31 - $33	$135 - $147
Add: Depreciation and Amortization	2 - 3	10 - 14
Add: Interest Expense, Net of Amount Capitalized	—	1
Add: Income Tax Provision	—	—
EBITDA (Non-GAAP)	$33 - $36	$146 - $162
Less: EBITDA Attributable to Noncontrolling Interests	8	36 - 40
EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	$25 - $28	$110 - $122
Less: Maintenance Capital Expenditures and Cash Interest	3	14 - 15
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$22 - $25	$96 - $107
Distribution Coverage Ratio	1.6x - 1.8x	1.7x - 1.9x